Exhibit 99.1

MEDIA RELEASE	FOR IMMEDIATE RELEASE – August 19, 2019

Contact:

Robin Gantt

Chief Financial Officer

Northwest Pipe Company
360-397-6325 • rgantt@nwpipe.com

Northwest Pipe Company Elects John Paschal to Board of Directors

VANCOUVER, Washington: Northwest Pipe Company (Nasdaq: NWPX), an industry leader of engineered welded steel pipe products for the water transmission market, announced that John Paschal has been elected to Northwest Pipe Company’s Board of Directors.

Mr. Paschal is the President of the Temtco Steel Division of Kloeckner Metals Corporation. Mr. Paschal and his late uncle, Bill Taylor of Taylor Machine Works, co-founded Temtco Steel in 1979 with an emphasis on high-strength steel and value added services. Temtco Steel was sold to Kloeckner Metals in 2008. Mr. Paschal graduated from Mississippi State University with a BS in Business Administration in 1981.

“John’s background and industry knowledge will be a significant asset as we continue to position Northwest Pipe Company for future success,” said Scott Montross, President and CEO of Northwest Pipe Company. “We are excited to have him as part of the Northwest Pipe Company team.”

About Northwest Pipe Company – Founded in 1966, Northwest Pipe Company is the largest manufacturer of engineered welded steel pipe water systems in North America. The Company produces high-quality engineered steel water pipe, bar-wrapped concrete cylinder pipe, Permalok® steel casing, T-Lock® and Arrow-Lock® PVC liners, as well as custom linings, coatings, joints, and one of the largest offering of fittings and specialized components in North America. Northwest Pipe Company provides solution-based products for a wide range of markets including water transmission, water and wastewater plant piping, trenchless technology, and piping rehabilitation. Strategically positioned to meet growing water and wastewater infrastructure needs, the Company is headquartered in Vancouver, Washington, and has manufacturing facilities across North America. Please visit www.nwpipe.com for more information.

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